Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Reports Updated Phase 1/2 Data, Including New Survival Data, on KRX-0401 (Perifosine) in the Treatment of Advanced Multiple Myeloma at the 51st Annual Meeting of the American Society of Hematology

Response Rate Increases to 41% and Median Overall Survival Reported at 25 Months for All Evaluable Patients

NEW YORK, Dec. 7 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced updated efficacy and safety data as well as new survival data on the clinical activity of KRX-0401 (perifosine) in combination with bortezomib (Velcade(R)) (+/- dexamethasone) in patients with relapsed/refractory multiple myeloma. Data from the study entitled "A Multicenter Phase 1/2 Study Evaluating the Safety and Efficacy of Perifosine (KRX-0401) + Bortezomib (Velcade(R)) in Patients with Relapsed or Relapsed / Refractory Multiple Myeloma Who Were Previously Treated with Bortezomib," was presented on Saturday, December 5th at the 51st annual meeting of the American Society of Hematology, in a poster presentation by Dr. Paul Richardson, Clinical Director of the Jerome Lipper Multiple Myeloma Center, Dana-Farber Cancer Institute.

Dr. Richardson presented updated results from the study as follows:

Trial Results:

Eighty-four patients with relapsed/refractory multiple myeloma were enrolled in a combined Phase 1/2 study (18 patients in the Phase 1 component and 66 patients in the Phase 2 component).  The patients enrolled were heavily pre-treated with a median of 5 prior lines of therapy (range 1 - 13), including;

-
100% of patients had been treated with bortezomib (55% of the patients were previously treated with at least two bortezomib-based therapies (range 1 – 4) and 81% were previously treated with bortezomib plus dexamethasone);

-	98% of patients were previously treated with dexamethasone;

-	94% of patients were previously treated with lenalidomide (Revlimid(R)) and/or thalidomide (Thalomid(R)); and

-	58% of patients had prior stem cell transplant.

Overall Response Rate (ORR), defined as the percentage of patients achieving a complete, partial or minor response (CR, PR or MR), was the primary endpoint, with Time to Progression (TTP), Progression-Free Survival (PFS), Overall Survival (OS) and Safety as secondary endpoints.

Seventy-three patients were evaluable for efficacy.  Evaluable patients are defined as those patients who had received at least two cycles of therapy on the combination of perifosine with bortezomib.  Of the 73 evaluable patients, 53 patients (73%) were previously refractory to bortezomib (defined as progression on or within 60 days of treatment to a bortezomib-based regimen), including 44 patients who were refractory to the combination of bortezomib + dexamethasone.  Twenty evaluable patients (27%) were relapsed to a prior bortezomib-based regimen.  Best response for all 73 evaluable patients was as follows:

Evaluable Patients	CR /nCR*		PR		MR		ORR		SD**
All Evaluable Patients (n=73)	3	4%	13	18%	14	19%	30	41%	30	41%
Bortezomib Relapsed (n=20)	2	10%	7	35%	4	20%	13	65%	7	35%
Bortezomib Refractory (n=53)	1	2%	6	11%	10	19%	17	32%	23	43%
*	nCR = Near Complete Response is defined as meeting the criteria for CR (non-detectable monoclonal protein by serum and urine), except with detectable monoclonal protein by immunofixation.
**	SD = Stable Disease for a minimum of 3 months.

Approximately 60% (45 / 73) of patients demonstrated progression (or SD for 4 cycles) at some point in their treatment and received 20 mg dexamethasone, four times per week, in addition to perifosine plus bortezomib. Responses occurred both with patients taking perifosine in combination with bortezomib and with patients receiving the combination plus dexamethasone.  Best response for each group was as follows:

Best Response	CR /nCR		PR		MR		ORR*		SD*
Perifosine + Bortezomib (n=73)	2	3%	10	14%	6	8%	18	25%	19	26%
Dexamethasone added (n=45)	1	2%	6	13%	10	23%	17	38%	14	31%
*
5 patients achieved an initial response on Perifosine + Bortezomib alone, and subsequently responded again with the addition of Dexamethasone.  3 additional patients achieved stable disease on Perifosine + Bortezomib alone, and subsequently achieved stable disease again with the addition of Dexamethasone.

Reported for the first time was median Progression-Free Survival (PFS) and Overall Survival (OS) data for all evaluable patients, as follows:

Evaluable Patients	Median PFS*	Median OS**
All Evaluable Patients (n=73)	6.4 months 95% CI (5.3, 7.1)	25 months 95% CI (15.5, NR)
NR = Not Reached
*	Median PFS and median TTP were identical, as no patient deaths occurred prior to progression.
**	Kaplan Meier methodology was used to determine overall survival figures.

Of particular interest was the comparison of evaluable patients who were previously refractory and the patients who were relapsed to a bortezomib-based regimen.

Median PFS and OS for bortezomib relapsed vs. refractory were as follows:

Bortezomib Relapsed vs. Refractory	Median PFS*	Median OS**
Bortezomib Relapsed (n=20)	8.8 months 95% CI (6.3, 11.2)	Not Reached at 38+ months 95% CI (25, NR)
Bortezomib Refractory (n=53)	5.7 months 95% CI (4.3, 6.4)	22.5 months 95% CI (12.3, NR)
*	Median PFS and median TTP were identical, as no patient deaths occurred prior to progression.
**	Kaplan Meier methodology was used to determine overall survival figures.

No unexpected adverse events have been observed. Toxicities were manageable with supportive care.

Commenting on the data, Dr. Paul Richardson stated, "Perifosine continues to demonstrate an impressive response rate and extended progression-free survival when combined with bortezomib and dexamethasone in a heavily pre-treated patient population. The new survival data reported is particularly encouraging with a median overall survival of more than 2 years. We look forward to pursuing this combination in the randomized Phase 3 trial."

Dr. Kenneth Anderson, Chief, Division of Hematologic Neoplasia, Dana-Farber Cancer Institute, added, "The data presented here further supports the planned Phase 3 trial design which has been granted Special Protocol Assessment by the FDA.  We are excited to be launching the multi-center trial for this very promising agent."

Ron Bentsur, Chief Executive Officer of Keryx Biopharmaceuticals, commented, “We wish to thank the impressive team of multiple myeloma investigators in the Phase 1/2 trial, led by Dr. Richardson and Dr. Anderson.  The updated overall response rate of 41%, an extended PFS, and median overall survival of 25 months particularly in a patient population where 73% were previously refractory to bortezomib, is highly encouraging.  We look forward to starting the Phase 3 trial by year-end.”

Keryx has been granted a Special Protocol Assessment (SPA) from the FDA for the Phase 3 study of perifosine in multiple myeloma.  Additionally, the FDA has granted perifosine Orphan Drug and Fast Track designations in this indication.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. (Nasdaq: AEZS; TSX: AEZ) in the United States, Canada and Mexico.

About KRX-0401 (Perifosine)

KRX-0401 (perifosine) is a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, and a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. The effects of perifosine on Akt are of particular interest because of the importance of this pathway in the development of most cancers, with evidence that it is often activated in tumors that are resistant to other forms of anticancer therapy, and the difficulty encountered thus far in the discovery of drugs that will inhibit this pathway without causing excessive toxicity. High levels of activated Akt (pAkt) are seen frequently in many types of cancer and have been correlated with poor prognosis.

About Multiple Myeloma

Multiple myeloma, a cancer of the plasma cell, is an incurable but treatable disease. Multiple myeloma is the second most-common hematologic cancer, representing 1% of all cancer diagnoses and 2% of all cancer deaths. According to the American Cancer Society, in 2009 there will be an estimated 20,580 new cases of multiple myeloma and an estimated 10,500 deaths from multiple myeloma in the United States. To date, several FDA approved therapies exist for the treatment of multiple myeloma. Despite this progress, patients continue to relapse, become refractory to prior treatments and eventually die from their disease. Thus, new therapies are needed to treat these patients and extend their survival.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK pathway, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types, with a Phase 3 in multiple myeloma, under Special Protocol Assessment (SPA), pending commencement by year-end. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, and Keryx is in the process of finalizing the U.S. Phase 3 program for Zerenex in consultation with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from the Phase 3 trial will not coincide with the data analyses from the Phase 1 / 2 clinical trial previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5962
E-mail: lfischer@keryx.com

SOURCE Keryx Biopharmaceuticals, Inc.